1997 Amendment to the Wal-Mart Stores, Inc. Stock Option Plan of 1994

The language of Section 10 of the Stock Option Plan is hereby stricken and the following language is hereby inserted:

     STOCK OPTION GRANTS: Records maintained by the Stock option Department and the minutes of the Stock Option Committee and the minutes of the Compensation and Nominating Committee for Section 16 officers shall be conclusive evidence of the grant of stock options. Individual written stock option agreements shall not be necessary.

The following {bracketed} language is hereby inserted in the first Paragraph of Section 8:

     EXERCISE OF OPTION RIGHTS UPON TERMINATION OF {OR ADMINISTRATIVE SUSPENSION FROM} EMPLOYMENT OR CESSATION AS A FULL-TIME OFFICER OR ELIGIBLE KEY EMPLOYEE: If an Optionee (i) whose employment with the Company and/or one of its Subsidiaries is terminated for any reason other that death, or (ii) ceases for any reason to be a full-time officer or eligible key employee as determined by Committee in its discretion, then such Optionee may exercise his or her option, to the extent exercisable as of the date the Optionee's employment is terminated or such Optionee ceases to be a full-time officer or an eligible key employee, whichever is earlier, at any time within three months after the earlier of such dates, but in no event may an option be exercised after the expiration of the term of the option; provided, however, that if the Optionee's employment shall be terminated for cause, said option shall terminate immediately. As used herein, "cause" shall mean the commission of any act deemed inimical to the best interest of the Company as determined at the sole discretion of the Committee. {During a period of administrative suspension, the Optionee's right to exercise options is suspended and will terminate if the Optionee is terminated for cause.}